Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TOWER GROUP, INC.
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
     Tower Group, Inc. (the “Corporation”), a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
     FIRST: That the Board of Directors of the Corporation has duly adopted a resolution setting forth the following proposed amendment to the Certificate of Incorporation of the Corporation (this “Amendment”) and declaring this Amendment to be advisable:
     Article IV of the Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) is hereby amended to increase (i) the total number of shares of all classes of stock that the Corporation is authorized to issue, and (ii) the number of shares of common stock that the Corporation is authorized to issue, so that Section 4.1(a) of the Certificate of Incorporation shall now read:
     “(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 102,000,000, consisting of: (i) 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”
     SECOND: That this Amendment was duly adopted, in accordance with the DGCL and the Certificate of Incorporation and the By-Laws of the Corporation, by the stockholders of the Corporation at a meeting of the stockholders duly held on January 28, 2009.
     THIRD: That this Amendment was duly adopted pursuant to the applicable provisions of sections 141, 216 and 242 of the DGCL.
     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on this 4th day of February, 2009.

By	/s/ Elliot S. Orol
ELLIOT S. OROL
Senior Vice President, General Counsel & Secretary